Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc. Announces First Quarter 2012 Share Repurchases, Principal Prepayment under Senior Secured Credit Agreement and Early Payoff of Senior Health Note

Carmel, Ind., March 30, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that during the first quarter of 2012 it repurchased 2,436,930 shares of its common stock for an aggregate purchase price of $18.9 million under its share repurchase program.  The shares were repurchased at an average cost of $7.75 per share and represented 1% of the total outstanding shares as of December 31, 2011.  Total shares repurchased under the program to date total 13,556,834 shares for an aggregate purchase price of $88.7 million, at an average cost of $6.54 per share.  CNO currently has share repurchase authorization of $200 million, of which $111.3 million remains unused as of March 30, 2012. As of December 31, 2011, CNO had approximately 241.3 million shares outstanding.

CNO made a principal prepayment today of $9.4 million in an amount equal to 50% of the first quarter share repurchases, as required under the terms of its Senior Secured Credit Agreement. This prepayment will reduce the scheduled principal amount that is due on March 31, 2016. The next scheduled principal payment under the facility of $10.0 million is due September 30, 2012.

CNO also announced that today it paid in full the remaining $50 million principal balance on the Senior Health Note, which had been scheduled to mature in November 2013.

CEO Ed Bonach said “Our excess capital generation continues to allow us to buy back stock at attractive prices, while further reducing leverage on our balance sheet. Paying off the Senior Health Note early sets the stage for us to consider shareholder dividends.”

The proforma debt to total capital ratio (as defined in the Senior Secured Credit Agreement) at December 31, 2011 would reduce to 16.2% from 17.1% as a result of the aforementioned transactions.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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